Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, CEO and President
October 28, 2010

Thank you, Gail, and good morning everyone.

I am pleased with our accomplishments during the 3rd quarter. We had a number of positive events during the 3rd quarter which contributed to our success. I anticipate that each quarter will continue to have its own unique characteristics, challenges and opportunities based on different levels of uncertainty that continues to circulate within the global business environment.

During the 3rd quarter, our barge manufacturing facility in Tennessee fully recovered from the damage it received due to the flood last May. James will provide details about the financial aspects of this unique situation during his comments. I am very pleased by the way our employees responded to the challenges associated with the flood.

Our structural wind towers business completed additional reshuffling of its production schedules during the quarter to accommodate customers. Our railcar leasing group provided consistent earnings during the quarter. Our Rail Group generated a profit in a highly competitive market environment. Our barge group was very successful in extending their backlog.

Demand for products in most of our businesses continues to reflect a positive trend. During the past 6 months we have seen a steady demand for products in our highway construction-related businesses that were consistent with previous construction seasons.

I am very pleased with the progress our businesses made during the 3rd quarter in pursuing orders. Our overall performance during the quarter reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on operational excellence; and the strength of our market leadership positions.

Our manufacturing businesses remain prepared to flex as the demands in their markets shift. I am confident in their ability to successfully respond as their markets change. In a rapidly changing business climate like the one we are experiencing, we are fortunate to have a highly-seasoned group of employees. I will now turn it over to Steve Menzies for his comments.